Exhibit 10.2

FORM OF FIRST AMENDMENT TO

CHANGE OF CONTROL SEVERANCE AGREEMENT

BY AND BETWEEN

ENERGY PARTNERS, LTD.

AND

Energy Partners, Ltd. and                                      hereby agree to amend the Change of Control Severance Agreement between them dated as of                                  (the “Severance Agreement”), as follows:

1. Subsection (a) of Section 1 of the Severance Agreement is amended by adding the following proviso before the semicolon at the end thereof:

“provided, however, that in determining the Executive’s average annual bonus, if the Executive’s bonus for any of the calendar years that would otherwise be included within the period used in determining the average was reduced to reflect service for less than a full calendar year, that calendar year (and the bonus amount for that calendar year) shall be disregarded”

2. Subsection (b) of Section 1 of the Severance Agreement is renumbered as subsection (c) and is amended by deleting the words “medical and life insurance benefits” and substituting the words “medical, dental and life insurance benefits.”

3. A new subsection (b) is added to Section 1 of the Severance Agreement to read in its entirety as follows:

“(b) if the Executive has not yet received a bonus under the Company’s annual bonus plan for the calendar year preceding the calendar year of termination of the Executive’s employment, the Executive shall receive a bonus for that calendar year under the Company’s annual bonus plan in an amount equal to the Executive’s target bonus opportunity for that calendar year, payable in a single cash lump sum within 30 days following such termination of employment; and”

4. Section 1 of the Severance Agreement is amended by adding the following sentence at the end thereof:

“Anything in this Agreement to the contrary notwithstanding, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, payments under this Plan shall be delayed if and to the extent required by Section 409A of the Code.”

5. A new Section 5.12 is added to the Severance Agreement to read in its entirety as follows:

“5.12 Compliance with Code Section 409A. It is intended that any amounts payable under this Agreement that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, shall comply with the provisions of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if the Company determines that any amounts payable under this Agreement that are subject to Section 409A of the Code would not satisfy the requirements of said Section 409A, the Company shall modify this Agreement and the terms of any such payments so as to satisfy such requirements in a manner that preserves to the maximum extent possible the economic value of such payments to the Executive.”

Except as amended as herein set forth, the Severance Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have set their hands on this      day of September 2006 in multiple originals, each of which shall have the same force and effect as if it were the sole original.

ENERGY PARTNERS, LTD

By:

Executive: